THIS DOCUMENT IS A COPY OF THE THE 13G/A FILED ON FEBRUARY 19, 2003 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*


                                 Lan Chile S.A.
                                 --------------
                                (Name of Issuer)

                    Shares of Common Stock without par value
                    ----------------------------------------
                         (Title of Class of Securities)

                                 Not Applicable
                                 --------------
                                 (CUSIP Number)

                                    12/31/02
                                    --------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Inversiones Costa Verde Limitada y Compania en Comandita por Acciones

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|

                                                                 (b)|X|

 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    102,024,425
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 - 0 -
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          102,024,425

                      8.  SHARED DISPOSITIVE POWER

                          - 0 -


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     102,024,425

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     32.0%

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Inmobilaria e Inversiones Asturias S.A.

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|

 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    860,000
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 - 0 -
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          860,000

                      8.  SHARED DISPOSITIVE POWER

                          - 0 -


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     860,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.3%

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Inversiones Costa Verde Limitada

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|

 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 102,024,425
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          102,024,425


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     102,024,425

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     32.0%

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Juan Jose Cueto Plaza

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|

 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 102,884,425
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          102,884,425


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     102,884,425

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     32.3%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Ignacio Cueto Plaza

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|

 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 102,884,425
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          102,884,425


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     102,884,425

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     32.3%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Enrique Cueto Plaza

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|

 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 102,884,425
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          102,884,425


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     102,884,425

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     32.3%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Luis Felipe Cueto Plaza

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|

 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 -0-
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          -0-


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Inversiones Santa Cecilia S.A.

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|

 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    22,816,510
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 -0-
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          22,816,510

                      8.  SHARED DISPOSITIVE POWER

                          -0-


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     22,816,510

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.2%

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Axxion S.A.

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|

 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    65,827,874
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 -0-
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          65,827,874

                      8.  SHARED DISPOSITIVE POWER

                          -0-


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     65,827,874

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     20.6%

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Bancard S.A.

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|

 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 88,644,384
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          88,644,384


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     86,644,384

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.8%

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Bancorp S.A.

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 88,644,384
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          88,644,384


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     88,644,384

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.8%

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Sebastian Pinera Echenique

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 88,644,384
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          88,644,384


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     88,644,384

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.8%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Magdalena Maria Pinera Morel

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 88,644,384
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          88,644,384


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     88,644,384

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.8%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Maria  Cecilia Pinera Morel

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 88,644,384
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          88,644,384


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     88,644,384

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.8%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Sebastian Pinera Morel

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 88,644,384
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          88,644,384


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     88,644,384

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.8%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Cristobal Pinera Morel

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 88,644,384
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          88,644,384


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     88,644,384

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.8%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Iversiones Santa Blanca S.A.

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    12,455,096
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 -0-
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          12,455,096

                      8.  SHARED DISPOSITIVE POWER

                          -0-


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,455,096

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.9%

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Comercial Los Lagos Limitada

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    12,434,558
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 -0-
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          12,434,558

                      8.  SHARED DISPOSITIVE POWER

                          -0-


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,434,558

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.9%

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Ramon Eblen Kadis

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.   SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 24,889,654
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          24,889,654


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     24,889,654

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.8%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:
---------
                  Lan Chile S.A. ("Lan Chile")

Item 1(b).        Address of Issuer's Principal Executive Offices:
---------
                  Americo Vespucio Sur No. 901, Renca, Santiago, Chile

Item 2(a).        Name of Persons Filing:
---------


                  This Statement is filed, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the persons listed below (the "Reporting Persons").

        (1)  Inversiones Costa Verde Limitada y Compania en Comandita por
             Acciones
        (2)  Inmobiliaria e Inversiones Asturias S.A.
        (3)  Inversiones Costa Verde Limitada
        (4)  Juan Jose Cueto Plaza
        (5)  Ignacio Cueto Plaza
        (6)  Enrique Cueto Plaza
        (7)  Inversiones Santa Cecilia S.A.
        (8)  Axxion S.A.
        (9)  Bancard S.A.
        (10) Bancorp S.A.
        (11) Sebastian Pinera Echenique
        (12) Magdalena Maria Pinera Morel
        (13) Maria Cecilia Pinera Morel
        (14) Sebastian Pinera Morel
        (15) Cristobal Pinera Morel
        (16) Inversiones Santa Blanca S.A.
        (17) Comercial Los Lagos Limitada
        (18) Ramon Eblen Kadis

                  Four principal groups of shareholders have beneficial ownership interests in Lan Chile: (i) Mr. Juan Jose Cueto Plaza, Mr. Ignacio Cueto Plaza and Mr. Enrique Cueto Plaza (the "Cueto Group"), (ii) Mr. Sebastian Pinera Echenique, Ms. Magdalena Maria Pinera Morel, Ms. Maria Cecilia Pinera Morel, Mr. Sebastian Pinera Morel and Mr. Cristobal Pinera Morel (the "Pinera Group"), (iii) Boris Hirmas Said, Maria Pia Hirmas Said, Paola Hirmas Said and Emilia Said de Hirmas (the "Hirmas Group") and (iv) Mr. Ramon Eblen Kadis and certain members of his family (the "Eblen Group"). As of December 31, 2002, the Cueto Group, the Pinera Group, the Hirmas Group and the Eblen Group held, in the aggregate, beneficial ownership interests in 83.56 % of the voting common stock of Lan Chile.

         As of December 31, 2002, the Cueto Group, the Pinera Group, the Hirmas Group and the Eblen Group held their beneficial ownership interests in Lan Chile as described below:

                  (a) The Cueto Group

                  As of December 31, 2002, the Cueto Group held its beneficial ownership interests in Lan Chile through Inversiones Costa Verde Limitada y Compania en Comandita por Acciones and Inmobiliaria e Inversiones Asturias S.A., which are both shareholders of Lan Chile.

                  Inversiones Costa Verde Limitada y Compania en Comandita por Acciones and Inmobiliaria e Inversiones Asturias S.A. are controlled by Mr. Juan Jose Cueto Plaza, Mr. Ignacio Cueto Plaza and Mr. Enrique Cueto Plaza and others.

                  (b) The Pinera Group

                  As of December 31, 2002, the Pinera Group held its beneficial ownership interests in Lan Chile through Axxion S.A. and Inversiones Santa Cecilia S.A., which are both shareholders of Lan Chile.

                  Axxion S.A is controlled by Inversiones Santa Cecilia S.A. and Bancard S.A. Inversiones Santa Cecilia S.A. is owned by Bancorp S.A. and Bancard S.A. Both Bancard S.A. and Bancorp S.A. are owned by Mr. Sebastian Pinera Echenique, Ms. Magdalena Maria Pinera Morel, Ms. Maria Cecilia Pinera Morel, Mr. Sebastian Pinera Morel, Mr. Cristobal Pinera Morel.

                  (c) The Hirmas Group

                  As of December 31, 2002, the Hirmas Group held its beneficial ownership interests in Lan Chile through Tres Mares S.A., which is a shareholder of Lan Chile.

                  Tres Mares S.A. is owned by Boris Hirmas Said, Maria Pia Hirmas Said, Paola Hirmas Said and Emilia Said de Hirmas.

                  The Hirmas Group will be filing a separate Schedule 13G.

                  (d) The Eblen Group

                  As of December 31, 2002, the Eblen Group held its beneficial ownership interest in Lan Chile through Inversiones Santa Blanca S.A. and Comercial Los Lagos Limitada, which are both shareholders of Lan Chile.

                  Inversiones Santa Blanca S.A. and Comercial Los Lagos Limitada are owned by Mr. Ramon Eblen Kadis and certain members of his family.

Item 2(b).        Address of Principal Office or, if None, Residence:
---------

        (1)  El Bosque Norte 0440, Piso 14, Las Condes, Santiago, Chile.
        (2)  El Bosque Norte 0440, Piso 14, Las Condes, Santiago, Chile.
        (3)  Americo Vespucio Sur 901, Renca, Santiago, Chile.
        (4)  Americo Vespucio Sur 901, Renca, Santiago, Chile.
        (5)  Americo Vespucio Sur 901, Renca, Santiago, Chile.
        (6)  Americo Vespucio Sur 901, Renca, Santiago, Chile.
        (7)  Apoquindo 3000, Piso 18, Las Condes, Santiago, Chile.
        (8)  Apoquindo 3000, Oficina 1602, Las Condes, Santiago, Chile.
        (9)  Apoquindo 3000, Oficina 1602, Las Condes, Santiago, Chile.
        (10) Apoquindo 3000, Oficina 1602, Las Condes, Santiago, Chile.
        (11) Apoquindo 3000, Piso 18, Las Condes, Santiago, Chile.
        (12) Apoquindo 3000, Piso 18, Las Condes, Santiago, Chile.
        (13) Apoquindo 3000, Piso 18, Las Condes, Santiago, Chile.
        (14) Apoquindo 3000, Piso 18, Las Condes, Santiago, Chile.
        (15) Apoquindo 3000, Piso 18, Las Condes, Santiago, Chile.
        (16) Domingo Arteaga 588, Macul, Santiago, Chile.
        (17) Domingo Arteaga 588, Macul, Santiago, Chile.
        (18) Domingo Arteaga 588, Macul, Santiago, Chile.

Item 2(c).        Citizenship or Place of Organization:
---------
                  See Item 4 on the individual response of each reporting person presented previously on this Schedule 13G.

Item 2(d).        Title of Class of Securities:
---------
                  Shares of Common Stock without par value.

Item 2(e).        CUSIP Number:
---------
                  Not Applicable

Item 3.           Not Applicable
------

Item 4.           Ownership:
------

                  (a)    Amount beneficially owned:
                         See Item 9 on the individual response of each reporting person presented previously on this Schedule 13G.

                  (b)    Percent of class:
                         See Item 11 on the individual response of each reporting person presented previously on this Schedule 13G.

                  (c)    Number of shares as to which such person has:

                        (i) Sole power to vote or to direct the vote:
                            See Item 5 on the individual response of each reporting person presented previously on this
                            Schedule 13G.

                       (ii) Shared power to vote or to direct the vote:
                            See Item 6 on the individual response of each reporting person presented previously on this
                            Schedule 13G.

                      (iii) Sole power to dispose or to direct the
                            disposition of:
                            See Item 7 on the individual response of each reporting person presented previously on this
                            Schedule 13G.

                       (iv) Shared power to dispose or to direct the
                            disposition of:
                            See Item 8 on the individual response of each reporting person presented previously on this
                            Schedule 13G.

Item 5.           Ownership of Five Percent or Less of a Class:
------
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

                  During 2002, Mr. Luis Felipe Cueto Plaza passed away. As a result of his death and the administration of his estate, he has ceased to be the beneficial owner of shares of Lan Chile S.A. The resulting ownership structure of the Cueto Group as of December 31, 2002 is described in the response to Item 2(a) above.

Item 6.           Ownership of More than Five Percent on Behalf of Another
------            Person:
                  Not Applicable

Item 7.           Identification and Classification of the Subsidiary Which
------            Acquired the Security Being Reported on by the Parent
                  Holding Company:
                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:
------            Not Applicable


Item 9.           Notice of Dissolution of Group:
------
                  Not Applicable

Item 10.          Certification:
-------
                  Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    INVERSIONES COSTA VERDE LIMITADA Y
                                    COMPANIA EN COMANDITA POR ACCIONES
February 14, 2003
                                    By:  /s/ ENRIQUE CUETO PLAZA
                                    ----------------------------
                                             Name:   Enrique Cueto Plaza
                                             Title:  Legal Representative


                                    INVERSIONES COSTA VERDE LIMITADA

February 14, 2003                   By:  /s/ ENRIQUE CUETO PLAZA
                                    -------------------------------------
                                             Name:   Enrique Cueto Plaza
                                             Title:  Legal Representative



February 14, 2003                   By:  /s/ ENRIQUE CUETO PLAZA
                                       -------------------------
                                             Enrique Cueto Plaza



February 14, 2003                   By:  /s/ JUAN JOSE CUETO PLAZA
                                       ---------------------------
                                             Juan Jose Cueto Plaza



February 14, 2003                   By:  /s/ IGNACIO CUETO PLAZA
                                       -------------------------
                                             Ignacio Cueto Plaza


                                    INMOBILIARIA E INVERSIONES ASTURIAS S.A.

February 14, 2003                   By:  /s/  ENRIQUE CUETO PLAZA
                                    -------------------------------------
                                             Name:   Enrique Cueto Plaza
                                             Title:  Legal Representative


                                    INVERSIONES SANTA CECILIA S.A.

February 14, 2003                   By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                       --------------------------------
                                             Name:   Sebastian Pinera Echenique
                                             Title:  Legal Representative


                                    AXXION S.A.

February 14, 2003                   By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                       --------------------------------
                                             Name:   Sebastian Pinera Echenique
                                             Title:  Legal Representative



February 14, 2003                   By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                       --------------------------------
                                             Sebastian Pinera Echenique


                                    MAGDALENA MARIA PINERA MOREL

February 14, 2003                   By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                       --------------------------------
                                             Name:  Sebastian Pinera Echenique
                                             Title:  Legal Representative


                                    MARIA CECILIA PINERA MOREL

February 14, 2003                   By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                       --------------------------------
                                             Name:  Sebastian Pinera Echenique
                                             Title:  Legal Representative


                                    SEBASTIAN PINERA MOREL

February 14, 2003                   By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                       --------------------------------
                                             Name:  Sebastian Pinera Echenique
                                             Title:  Legal Representative



                                    CRISTOBAL PINERA MOREL

February 14, 2003                   By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                       --------------------------------
                                             Name:  Sebastian Pinera Echenique
                                             Title:  Legal Representative


                                    BANCARD S.A.

February 14, 2003                   By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                       --------------------------------
                                             Name: Sebastian Pinera Echenique
                                             Title:  Legal Representative


                                    BANCORP S.A.

February 14, 2003                   By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                       --------------------------------
                                             Name: Sebastian Pinera Echenique
                                             Title:  Legal Representative

                                    INVERSIONES SANTA BLANCA S.A.

February 14, 2003                   By:  /s/ RAMON EBLEN KADIS
                                       -----------------------
                                             Name:  Ramon Eblen Kadis
                                             Title: Legal Representative

                                    COMERCIAL LOS LAGOS LIMITADA

February 14, 2003                   By:  /s/ RAMON EBLEN KADIS
                                       -----------------------
                                             Name:  Ramon Eblen Kadis
                                             Title: Legal Representative


February 14, 2003                   By:  /s/ RAMON EBLEN KADIS
                                       -----------------------
                                               Ramon Eblen Kadis

                                Index of Exhibits

  Exhibit No.                        Description
  -----------                        -----------
       1 Joint Filing Agreement by and among Inversiones Costa Verde Limitada y Compania en Comandita por Acciones, Inversiones Costa Verde Limitada, Inversiones Santa Cecilia S.A., Inmobiliaria e Inversiones Asturias S.A., Bancard S.A., Bancorp S.A., Inversiones Santa Blanca S.A., Comercial Los Lagos Limitada, Juan Jose Cueto Plaza, Ignacio Cueto Plaza, Enrique Cueto Plaza, Axxion S.A., Sebastian Pinera Echenique, Magdalena Maria Pinera Morel, Maria Cecilia Pinera Morel, Sebastian Pinera Morel, Cristobal Pinera Morel and Ramon Eblen Kadis.